Media:	Investor Relations:
Paul Forzisi	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Announces Results for the Second Quarter of 2008

RICHARDSON, TEXAS - August 20, 2008 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced financial results for the three months ended June 30, 2008.

Recent Highlights:
▪	Completed first shipment of Optical Network Terminals (ONT) for Broadband-over-Powerline (BPL) Gateway to leading equipment manufacturer;
▪	Successfully reached interoperability with 17 global Gigabit Passive Optical Network (GPON) Optical Line Terminal (OLT) providers; and
▪	Authorized by four additional carriers to provide retrofit solutions.

Michael C. Shores, President and Chief Executive Officer of TXP, stated, “We are very pleased to report our highest quarterly sales to-date, excluding one-time projects, despite a weak economic environment. Sales were driven in-part by strong performance in our retrofit solutions division, given our ability to provide valuable cost-savings to telecom carriers. Our retrofit kits enable carriers to cost effectively upgrade their local access networks by retrofitting existing outside plant cabinets, which are typically 60-75% less than the cost of a new cabinet installation. TXP provides custom cabinet upgrades containing new and superior cooling solutions and heat exchangers to prevent downtime or damage to the carriers’ equipment that resides in the cabinets. With the approval of four additional carriers to provide our retrofit solutions during the quarter and others in the pipeline, we are pleased with the progress we are making in this division.”

“Our primary area of focus during the quarter was our ONT solutions which enable integrated voice, video and high-speed internet access. We began our first shipment of ONT equipment for use in BPL gateways to a leading equipment manufacturer during the second quarter. This major equipment vendor plans to integrate our ONT into its product enabling service from fiber to the powerline to the home. We also announced our standards-compliant RF return capable ONT during the quarter. The RF return channel is used as an upstream path for customers to send data to the service provider, such as requesting pay-per-view broadcasts and other video on demand applications. We believe that the advantage to our new product introduction is that it works using the current three-wavelength protocol rather than requiring a fourth wavelength. This creates a time-advantage for the telecoms who cannot wait around for a new standard to be implemented. We experienced strong indications of interest in this technology when we introduced it at the NXTcomm conference in Las Vegas in June of this year and our goal is converting this interest into sales in the coming months.”

“Looking ahead, we remain extremely optimistic about the outlook for the business. We are engaged in active discussions with a number of carriers to utilize our Gigabit Passive Optical Network (GPON) ONTs for their next generation Fiber-to-the-Home network and have product trials ongoing with numerous carriers. As a result, we have been preparing for the potential ramp up in demand for our ONT technology, including further strengthening our Asian supply chain. These steps are designed to ensure that we can offer not only the highest quality, but also the most competitive prices in the industry.”

Total revenue for the second quarter of 2008 was approximately $3.31 million, compared with approximately $3.29 million for the same period in 2007. Revenue gains were made primarily in the retrofit and product and accessory categories offset by a decline in prototyping and material management services. Operating loss for the second quarter was approximately $1.9 million, compared to operating loss of approximately $1.1 million for the same period last year. Net loss for the second quarter of 2008 was approximately $9.9 million, or $0.08 per share, compared to net loss of approximately $1.5 million, or $0.01 per share, for the same period in 2007. Net loss in the second quarter of 2008 included a non-cash loss of approximately $5.7 million and 2007 included a non-cash gain of $61,000 related to change in fair value of derivative financial instruments. The second quarter of 2008 also included expenses of approximately $1.3 million for the early extinguishment of debt and a $196,000 loss on impairment of fixed assets.

Full results are available in the company’s quarterly report on Form 10-Q for the three and six months ended June 30, 2008 that was filed with the Securities & Exchange Commission on August 19, 2008.

About TXP

TXP is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Prototyping Solutions, TXP-ONT Solutions and TXP-Retrofit Solutions. TXP-Prototyping Solutions provides pre-manufacturing services for the electronics industry that help Original Equipment Manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-ONT Solutions develops and markets, via an ODM model, a line of Carrier-Class CPE products including home gateways and the world's broadest independent family of ONT products to both OEMs and ILECs. ONTs are used in FTTH-based services to terminate the passive optical network at the home or business location, and enable integrated voice, video and high-speed internet access. TXP-Retrofit Solutions provides custom engineered kits that enable ILEC's to upgrade their local access service delivery infrastructure at minimum cost and time, enabling a wide range of next generation telecom platforms to easily fit into the variety of remote OSP cabinets that have been broadly deployed over the last 30 years. For more information visit: www.txpcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

(tables follow)

TXP CORPORATION
CONSOLIDATED BALANCE SHEET
June 30, 2008 and December 31, 2007

ASSETS	2008	2007
	(unaudited)	(audited)
Current assets
Cash	$536,000	$210,000
Accounts receivable, net of allowance of $23,000 and $23,000 as of	1,539,000	1,708,000
June 30, 2008 and December 31, 2007.
Inventory	2,088,000	1,772,000
Other current assets	509,000	212,000
Total current assets	4,672,000	3,902,000
Property and equipment, net	2,479,000	2,641,000
Other assets	21,000	140,000
TOTAL ASSETS	$7,172,000	$6,683,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Current maturities of notes payable	$122,000	$144,000
Current capital lease obligations	108,000	120,000
Lines of credit	5,584,000	3,300,000
Accounts payable	1,160,000	1,239,000
Deferred revenue	-	17,000
Accrued expenses	829,000	704,000
Total current liabilities	7,803,000	5,524,000
Notes payable, net of current maturities	88,000	-
Capital lease obligations, net of current obligations	111,000	165,000
Convertible debentures, net of unamortized discount of $6,091,000 and $3,370,000
as of June 30, 2008 and December 31, 2007 respectively.	1,909,000	1,630,000
Derivative financial instruments, net of current obligation	14,564,000	5,178,000
Deferred tax liability	48,000	48,000
TOTAL LIABILITIES	24,523,000	12,545,000

STOCKHOLDERS' DEFICIT
Common Stock , $.001 par value, 300,000,000 authorized, 116,816,428 and 116,584,428 shares issued and outstanding as of June 30, 2008 and December 31, 2007 respectively.	117,000	117,000
Additional paid in capital	6,732,000	8,133,000
Accumulated deficit	(24,205,000)	(14,117,000)
Accumulated other comprehensive income	5,000	5,000
TOTAL STOCKHOLDERS' DEFICIT	(17,351,000)	(5,862,000)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$7,172,000	$6,683,000

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended June 30, 2008 and 2007 (unaudited)

	Three Months Ended June 30 (unaudited)		Six Months Ended June 30 (unaudited)
	2008	2007	2008	2007
Revenues
Prototyping and assembly	$1,309,000	$1,838,000	$2,345,000	$3,106,000
Material management services	1,407,000	1,409,000	2,365,000	1,974,000
Retrofit solutions	330,000	-	666,000	-
Product and accessory	265,000	49,000	432,000	68,000
Design and development	-	-	-	332,000
Total revenues	3,311,000	3,296,000	5,808,000	5,480,000

Cost of sales	2,118,000	2,008,000	4,081,000	3,457,000

Gross profit	1,193,000	1,288,000	1,727,000	2,023,000

Costs and expenses
Selling, general and administrative	1,639,000	1,048,000	3,167,000	2,250,000
Research and development	1,365,000	1,261,000	2,711,000	2,007,000
Depreciation	59,000	37,000	117,000	69,000
Total costs and expenses	3,063,000	2,346,000	5,995,000	4,326,000

Operating loss	(1,870,000)	(1,058,000)	(4,268,000)	(2,303,000)

Other income (expense)
Interest expense, net	(894,000)	(457,000)	(1,490,000)	(701,000)
Change in fair value of derivative financial instruments	(5,677,000)	61,000	(2,881,000)	1,172,000
Loss on Impairment of Fixed Assets	(196,000)	-	(196,000)	-
Gain on the Early Extinguishment of Debt	(1,253,000)	-	(1,253,000)	-
Total other income	(8,020,000)	(396,000)	(5,820,000)	471,000
Loss before income taxes	(9,890,000)	(1,454,000)	(10,088,000)	(1,832,000)

Income tax expense	-	-	-	-

Net loss	$(9,890,000)	$(1,454,000)	$(10,088,000)	$(1,832,000)

Foreign Currency Translation Adjustment	-	-	-	-

Comprehensive loss	$(9,890,000)	$(1,454,000)	$(10,088,000)	$(1,832,000)

Basic earnings loss per share	$(0.08)	$(0.01)	$(0.09)	$(0.02)

Diluted earnings loss per share	$(0.08)	$(0.01)	$(0.09)	$(0.02)

Basic weighted average shares outstanding	116,711,813	112,469,385	116,681,665	108,374,698

Diluted weighted average shares outstanding	116,711,813	112,469,385	116,681,665	108,374,698

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